Exhibit 99.1

1660 Wynkoop Street, Suite 1000 Denver Colorado 80202-1132 Phone: (303) 573-1660 Fax: (303) 595-9385 Email: info@royalgold.com www.royalgold.com	News Release

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660
ROYAL GOLD REPORTS FISCAL FIRST QUARTER 2009 RESULTS AND
RESTATEMENT OF FISCAL 2008 FINANCIAL STATEMENTS
▪	Revenue increased 29% quarter-over-quarter

▪	Free cash flow[1] increased 36% quarter-over-quarter

▪	Financial statements to be restated for fiscal 2008 [2]

▪	Closed acquisition of Barrick Gold’s royalty portfolio

▪	New credit facility with $125 million availability
     DENVER, COLORADO. NOVEMBER 4, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), the leading precious metals royalty company, today announced fiscal first quarter 2009 net income of $5.8 million, or $0.17 per basic share, on royalty revenue of $16.1 million. This compares to net income for the first quarter of fiscal 2008 of $5.5 million, or $0.19 per basic share, on royalty revenue of $12.5 million.
     Higher revenues were largely driven by increased production at Robinson, Leeville and Goldstrike in addition to higher metal prices on a quarter-over-quarter basis. The increase in net earnings was partially offset by a decrease in production at the Cortez Pipeline Mining Complex and an increase in depletion rates as a result of the newer properties which have been added to the Company’s royalty portfolio.

[1]	The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see, Schedule A).

[2]	All figures in this press release related to prior quarter information have been restated as discussed within the “Restatement” section below.

     Free cash flow for the current quarter was $13.3 million, representing 83% of revenues compared to free cash flow of $9.8 million, or 78% of revenues for the prior year comparable quarter.
     As of September 30, 2008, the Company had a working capital surplus of $208.6 million. Current assets were $221.7 million (including $209.8 million in cash and equivalents), compared to current liabilities of $13.1 million, resulting in a current ratio of 17 to 1. On October 2, 2008, the Company used $150 million in cash to complete the acquisition of the Barrick Gold royalty portfolio.
     “Our results for the first fiscal quarter reflect solid performance from our overall portfolio of producing royalties, which offset the lower production at Cortez and production curtailment at Taparko,” said Tony Jensen, President and CEO. “Many of Royal Gold’s prior royalty acquisitions are now poised to generate revenue. In the next quarter we look forward to revenue contributions from the recently acquired Barrick Gold royalty portfolio, the beginning of revenue from Dolores, and we await sustained production at Taparko.”
RESTATEMENT
     As part of the Company’s royalty monitoring program, Royal Gold has identified a $3.1 million overpayment from Barrick Gold Corporation (“Barrick”) with respect to the Company’s GSR1 and GSR2 royalties at the Cortez Pipeline Mining Complex, which the Company received and had previously recognized as royalty revenue. The overpayment of the royalty was the result of Barrick improperly including non-Royal Gold royalty production in the Company’s quarterly GSR1 and GSR2 royalty payments, principally during fiscal year 2008. The Audit Committee of the Company’s Board of Directors has discussed the matter disclosed in this press release with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and has concluded that the previously issued financial statements for fiscal year ended June 30, 2008, can no longer be relied upon and must be restated.
     The effect of the restatement on our fiscal year 2008 results of operations reduced royalty revenues by $3.1 million from $69.4 million to $66.3 million, reduced net income by $2.1 million from $26.1 million to $24.0 million, and reduced earnings per share by $0.07 from $0.69 to $0.62. The restatement is not expected to affect estimates of future production or reserves associated with the Cortez Pipeline Mining Complex. The Company intends to file an amended Annual Report on Form 10-K/A for fiscal year 2008 on or before November 10, 2008. See Schedule B.
     Commenting on the restatement, Jensen said, “The error was identified during the Company’s royalty monitoring review process. The Company was paid for production that was not on our Cortez Pipeline Mining Complex royalty ground and we called this error to Barrick’s attention. Management is working directly with Barrick to avoid such mistakes in the future.”
     As a result of the error, management has reassessed the Company’s controls and procedures, including internal controls over financial reporting. Management concluded that there was a deficiency in the operating effectiveness of the Company’s controls in place over the accuracy of royalty revenue which constituted a material weakness in the Company’s disclosure controls and procedures and internal controls over financial reporting. Management’s conclusions regarding disclosure controls and procedures and report on internal control over financial reporting will be included in the amended Annual Report on Form 10-K/A for fiscal year 2008. In response to the error, management is working to enhance its controls and procedures over its royalty monitoring program to ensure that royalty payments associated with production that is not subject to our royalty interests is properly reconciled and reviewed in the future.
PROPERTY HIGHLIGHTS
     Production for the quarter was bolstered by higher gold prices, which averaged $872 per ounce for the first quarter of fiscal 2009 compared to $681 for the first quarter of fiscal 2008.
Cortez (Pipeline Mining Complex)
     Production attributed to Royal Gold’s royalty interests was approximately 61,000 ounces for the quarter compared with 128,000 ounces for the previous year’s first fiscal quarter. This decrease in production was largely due to the fact that mining was conducted in areas that were not subject to the Company’s royalty interests.
Robinson
     Robinson reported strong metal sales contributing $4.8 million in total revenue for the first quarter of fiscal 2009. Revenues at this operation consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods. In light of the recent decline in copper prices, the Company expects the final settlements, normally made about 3 months after the concentrates arrive at the smelter, will be subject to downward price adjustments in the second fiscal quarter with a corresponding impact on royalty revenue.
Dolores
     In late October 2008, Minefinders Corporation announced the commencement of leaching operations at the Dolores mine. The operator also stated that it expects the first gold and silver production in November. Processing rates have reached 15,000 tonnes per day and are expected to increase to design capacity of 18,000 tonnes per day as ramp up continues.
Taparko
     The Taparko mill was shut down for the quarter due to problems associated with the grinding mill drive-train. On October 6, 2008, High River announced that it expects the Taparko mine to re-start production in early November once the delivery and installation of a new custom-made gear box is complete. Assuming the drive-train repairs are successful, the operator expects calendar year 2008 production to be 31,000 ounces of gold. Pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the “Funding Agreement”) between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River and the operator of Taparko, Somita is in breach of certain obligations under the Funding Agreement. High River announced on October 31, 2008, that a special committee of their board of directors has been reviewing its corporate liquidity and strategic alternatives, which could include a financing or sale of all or some of its assets. As security for the Company’s investment in Somita, two of High River’s subsidiaries have pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita. In addition, Royal Gold obtained as collateral a pledge of shares of certain equity investments in public companies held by High River. Royal Gold has not agreed to forbear from pursuing any of its remedies under the Funding Agreement or other agreements with High River and its affiliates. Events with regard to High River are dynamic and Royal Gold may be required to take action to protect its investment at any time.

Peñasquito
     Ramp up at Peñasquito continues to progress as planned. Metal sales of 5,000 ounces of gold and 124,000 ounces of silver were reported for the first fiscal quarter. Estimated completion for the Phase I sulfide circuit is mid-2009 with the delivery of the first concentrates by the fourth calendar quarter of 2009.
Benso
     On September 2, 2008, Golden Star announced that delivery of high-grade ore from the Benso property to the Wassa processing plant commenced in August 2008. This delivery of high-grade ore was originally anticipated to occur in late September. The operator’s calendar year 2008 production estimate is 25,000 ounces of gold. The Company expects to begin receiving revenue from its 1.5% NSR royalty during the second fiscal quarter.
Twin Creeks
     The Company expects to begin receiving revenue from its 2.0% gross proceeds royalty on the Getchell Twin Creeks royalty in the second fiscal quarter. The Company was notified that in September 2008 production within the royalty area reached the 50,000 ounce threshold after which the royalty becomes payable. The Twin Creeks mine is located in Nevada and operated by Newmont Mining. Royal Gold acquired this royalty in its recent acquisition of the Barrick royalty portfolio.
     Fiscal first quarter production and revenue for each of the Company’s active royalty interests are shown in Table 1. For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K or our website, located at www.royalgold.com.
OTHER DEVELOPMENTS
Closing of the Barrick Gold Royalty Portfolio Acquisition
     On October 2, 2008, the Company closed the acquisition of the Barrick royalty portfolio for consideration of net cash of $150 million and a restructuring of certain Company royalty positions at the Cortez Pipeline Mining Complex in Nevada. The acquired portfolio consists of royalties on 72 properties, including eight producing properties, two development stage properties, 19 evaluation stage properties, and 43 exploration projects. Over 75% of the portfolio consists of precious metals royalties.
     The restructuring of Royal Gold’s royalty positions at Cortez consisted of the following: (1) a reduction of Royal Gold’s GSR2 sliding-scale royalty, from a range of 0.72% to 9.0%, to match the current GSR1 sliding-scale royalty rate ranging from 0.40% to 5.0%, and (2) the elimination of Royal Gold’s interest in the 0.71% GSR3 royalty and the 0.39% NVR1 royalty on the mining claims that comprise the undeveloped Crossroads deposit. The areas covered by the GSR3 and NVR1 royalties outside of the Crossroads deposit at Cortez were not affected by this transaction. The Crossroads deposit continues to be subject to Royal Gold’s GSR2 royalty at the reduced royalty rate.
Limpopo
     The Company has decided not to move forward on the acquisition of two royalties from MinEx Projects Pty Ltd on the Limpopo platinum project in South Africa.
Expanded Credit Facility
     The Company announced that on October 30, 2008, it entered into an amended and restated credit facility with the maximum availability increased from US$80 million to US$125 million. The credit facility is now syndicated with HSBC Bank USA National Association as the Administrative Agent and Sole Lead Arranger, and the Bank of Nova Scotia as the Sole Syndication Agent. Repayment of any loans under the line of credit will be secured by the majority of the Company’s producing royalties in Nevada and Mexico, and certain other assets of the Company.
Annual Meeting of Stockholders
     The Company’s annual meeting of stockholders is scheduled for Wednesday, November 5, 2008.

Change to Investor Conference Call
     The Company’s conference call reviewing the first quarter results and the restatement described above has been changed from Thursday, November 6, 2008, to today at 2:00 p.m. Eastern standard time (12:00 p.m. Mountain standard time), and will be available by calling (800) 603-2779 or (973) 200-3960, access #43495692. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section. A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.
About Royal Gold
     Royal Gold is the leading publicly-traded precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
ROYALTY DEFINITIONS
     The Company’s producing and development royalty portfolio contains several different types of royalties which are defined as follows:
Royalty — the right to receive a percentage or other denomination of mineral production from a resource extraction operation.
Gross Smelter Return (“GSR”) Royalty — a defined percentage of the gross revenue from a resource extraction operation, less, if applicable, certain contract-defined costs paid by or charged to the operator.
Net Smelter Return (“NSR”) Royalty — a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.
Net Value Royalty (“NVR”) — a defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.
Net Profits Interest Royalty (“NPI”) — a defined percentage of the gross revenue from a resource extraction operation, after recovery of certain contract-defined, pre-production costs, and after deduction of certain contract-defined mining, milling, processing, transportation, administrative, marketing and other costs.
Gross Proceeds Royalty (“GPR”) — a royalty in which payments are made on contained ounces rather than recovered ounces.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding royalties being poised to generate revenue, expectations that royalties in the Barrick Gold royalty portfolio, Dolores, Benso and Twin Creeks will contribute revenue, recommencement of production at Taparko, price and revenue adjustments attributable to production at Robinson, operators’ expectations on the commencement, re-commencement or ramp of production, operators’ production estimates, the quantitative effects of the restatement and effectiveness of any changes in disclosure controls or procedures, or internal control over financial reporting. Factors that could cause actual results, the restatement’s quantitative effects and the deficiencies and effectiveness of disclosure controls and procedures and internal control to differ materially from projections include, among others, precious metals prices, performance of and production at the Company’s royalty properties, decisions and activities of the operators of the Company’s royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, liquidity and production problems at Taparko and the Company’s exercise of its rights under the Funding Agreement, the risk that additional information may arise during the completion of the Company’s work on the restatement, the Company’s independent auditor’s review of the restated financial statements, the Audit Committee’s final review of the restated financial statements, the Company’s ability to successfully remediate identified control deficiencies, litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters, other subsequent events, as well as other factors described elsewhere in this press release and in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.
*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. Free cash flow is a non-GAAP financial measure. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Royalty Production and Revenue — First Quarter Fiscal 2009

				QUARTER ENDED		QUARTER ENDED
				SEPTEMBER 30, 2008		SEPTEMBER 30, 2007
				(Unaudited)		(As Restated)
				Royalty		Royalty
				Revenue	Reported	Revenue	Reported
PROPERTY	ROYALTY	OPERATOR	METAL	($ Millions)	Production [1]	($ Millions)	Production [1]
Cortez	GSR1 [2]	Barrick	Gold	4.5	61,000 oz.	5.4	128,000 oz.
(Pipeline Mining	GSR2
Complex)	GSR3
	NVR1
Robinson [3]	3.0% NSR	Quadra	Gold	4.8	37,000 oz.	3.6	26,100 oz.
			Copper		40.4M lbs.		32.5M lbs.
Goldstrike	0.9% NSR	Barrick	Gold	1.6	216,000 oz.	1.2	187,000 oz.
(SJ Claims)
Leeville	1.8% NSR	Newmont	Gold	1.7	107,000 oz.	0.842	62,000 oz.
Taparko	TB-GSR1 [4]	High River	Gold	0	- [5]	0.435 [6]	3,000 [6]
	TB-GSR2
Don Mario	3.0% NSR	Orvana	Gold	0.389	18,000 oz.	- [6]	- [6]
Mulatos	0.30-1.5% NSR	Alamos	Gold	0.537	41,000 oz. [7]	0.223	22,000 oz.
	(sliding-scale)
Troy	7.0% GSR	Revett	Silver	0.882	256,000 oz. [8]	0.558	182,000 oz.
			Copper		2.4M lbs.		1.7M lbs.
Martha	2.0% NSR	Coeur d'Alene	Silver	0.158	529,000 oz.	0.170	672,000 oz.
Williams	0.72% NSR	Barrick /	Gold	0.166	30,000 oz.	- [6]	- [6]
		Teck Cominco
El Limon	3.0% NSR	Central Sun Mining	Gold	0.250	10,000 oz.	- [6]	- [6]
Bald Mountain	1.75-3.5% NSR	Barrick	Gold	0.106	7,000 oz.	0.200	8,000 oz.
	(sliding-scale)
El Chanate	2.0-4.0% NSR	Capital Gold	Gold	0.765	12,000 oz. [9]	- [6]	- [6]
	(sliding-scale)
	10% NPI
Peñasquito	2.0% NSR	Goldcorp	Gold	0.119	5,000 oz.	- [6]	- [6]
			Silver		124,000 oz.

*	Footnotes follow on page 10.

FOOTNOTES
TABLE 1

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended September 30, 2008 and September 30, 2007, as reported to us by the operators of the mines.

[2]	Royalty percentages: GSR1 — 0.40-5.0% (sliding-scale); GSR2 — 0.72-9.0% (sliding-scale); GSR3 — 0.71%; NVR1 — 0.39%. As of October 2, 2008, the GSR2 royalty percentage was restructured to match the current GSR1 rate.

[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[4]	Royalty percentages: TB-GSR1 — 15.0%; TB-GSR2 — 4.3% when the average monthly gold price ranges between $385 and $430 per ounce. Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%). Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2, described earlier, have ceased.

[5]	Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first. As of September 30, 2008, Royal Gold has recognized $4.7 million in cumulative royalty revenue under TB-GSR1 which is attributable to cumulative production of 36,195 ounces of gold.

[6]	Receipt of royalty revenue commenced in July 2007 for Taparko; October 2007 for Don Mario, Williams and El Limon; February 2008 for El Chanate; and June 2008 for Peñasquito.

[7]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 289,000 ounces of cumulative production, as of September 30, 2008.

[8]	The 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.7 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first. As of September 30, 2008, the Company has recognized approximately $8.9 million in cumulative payments from the Troy mine attributable to cumulative production of approximately 3.5 million ounces of silver and 35.4 million pounds of copper. Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

[9]	The sliding-scale NSR royalty is capped once payments of approximately $17 million have been received and the 10.0% net profits interest royalty is capped at $1.0 million. As of September 30, 2008, payments of $1.5 million for the sliding-scale NSR royalty and $827,000 for the NPI royalty have been recognized under the cap.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(In thousands except share data)

	September 30,	June 30,
	2008	2008
	(Unaudited)	(As Restated)*
Current assets
Cash and equivalents	$209,813	$192,035
Royalty receivables	11,392	16,317
Income tax receivable	—	2,186
Deferred tax assets	139	131
Prepaid expenses and other	370	308

Total current assets	221,714	210,977

Royalty interests in mineral properties, net	296,762	300,670
Restricted cash — compensating balance	19,250	15,750
Inventory — restricted	11,338	11,170
Other assets	7,801	7,283

Total assets	$556,865	$545,850

Current liabilities
Accounts payable	$7,484	$4,753
Income taxes payable	1,196	—
Dividends payable	2,384	2,384
Other	1,990	1,797

Total current liabilities	13,054	8,934

Net deferred tax liabilities	25,468	26,034
Note payable	19,250	15,750
Other long-term liabilities	497	504

Total liabilities	58,269	51,222

Commitments and contingencies
Minority interest in subsidiary	11,661	11,411
Stockholders’ equity
Common stock, $.01 par value, authorized 100,000,000 shares; and issued 33,926,495 and 33,926,495 shares, respectively	339	339
Additional paid-in capital	463,971	463,335
Accumulated other comprehensive (loss) income	(248)	65
Accumulated earnings	22,873	19,478

Total stockholders’ equity	486,935	483,217

Total liabilities and stockholders’ equity	$556,865	$545,850

*	Please refer to Schedule B for the impact of the restatement on our Consolidated Balance Sheet as of June 30, 2008.

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Three Months Ended
		September 30,
	September 30,	2007
	2008	(As Restated)
Royalty revenues	$16,079	$12,503

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization)	847	846
General and administrative	1,671	1,559
Exploration and business development	674	630
Depreciation, depletion and amortization	4,423	2,402

Total costs and expenses	7,615	5,437

Operating income	8,464	7,066

Interest and other income	957	1,880
Interest and other expense	(306)	(374)

Income before income taxes	9,115	8,572

Current tax expense	(3,552)	(3,212)
Deferred tax benefit	423	436
Minority interest in income of consolidated subsidiary	(237)	(220)
Loss from equity investment	—	(38)

Net income	$5,749	$5,538

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(312)	(186)

Comprehensive income	$5,437	$5,352

Basic earnings per share	$0.17	$0.19

Basic weighted average shares outstanding	33,926,495	28,729,541

Diluted earnings per share	$0.17	$0.19

Diluted weighted average shares outstanding	34,278,980	28,861,324

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For The Three Months Ended
		September 30,
	September 30,	2007
	2008	(As Restated)
Cash flows from operating activities

Net income	$5,749	$5,538
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	4,423	2,402
Deferred tax benefit	(423)	(436)
Non-cash employee stock compensation expense	636	539
Loss on available for sale securities	—	10
Note receivable — Battle Mountain Gold Exploration	—	(558)
Tax benefit of stock-based compensation exercises	—	(63)
Loss from equity investment	—	38
Changes in assets and liabilities:
Royalty receivables	4,925	1,649
Prepaid expenses and other assets	(44)	(351)
Accounts payable	2,732	1,122
Income taxes payable	3,407	3,190
Other	181	180

Net cash provided by operating activities	$21,586	$13,260

Cash flows from investing activities

Capital expenditures for property and equipment	$(5)	$(11)
Equity investment in Battle Mountain Gold Exploration	—	(2,242)
Acquisition of royalty interests in mineral properties	—	(400)
Restricted cash — compensating balance	(3,500)	—
Deferred acquisition costs	(1,419)	(826)

Net cash used in investing activities	$(4,924)	$(3,479)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	$—	$63
Debt issuance costs	—	25
Note payable	3,500	—
Dividends paid	(2,384)	(1,870)
Equity offering costs	—	(28)

Net cash provided by (used in) financing activities	$1,116	$(1,810)

Net increase in cash and equivalents	17,778	7,971

Cash and equivalents at beginning of period	192,035	82,841

Cash and equivalents at end of period	$209,813	$90,812

SCHEDULE A
Non-GAAP Financial Measures
The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For the Fiscal Quarter Ended
	September 30,
	(Unaudited, in thousands)
		2007
	2008	(As Restated)
Operating income	$8,464	$7,066
Depreciation, depletion and amortization	4,423	2,402
Non-Cash employee stock compensation	636	539
Minority interest in income of consolidated subsidiary	(237)	(220)

Free cash flow	$13,286	$9,787

SCHEDULE B
     The table below summarizes the restated results for the Company’s Consolidated Balance Sheet as of June 30, 2008:

	As of June 30, 2008
	(in thousands)
	As
	Previously		As
	Reported	Adjustment	Restated
Royalty receivables	$17,627	$(1,310)	$16,317
Income tax receivable	1,310	876	2,186
Total current assets	211,411	(434)	210,977
Total assets	546,284	(434)	545,850
Accounts payable	3,122	1,631	4,753
Total current liabilities	7,303	1,631	8,934
Total liabilities	49,591	1,631	51,2212
Accumulated earnings	21,543	(2,065)	19,478
Total stockholders’ equity	485,282	(2,065)	483,217
Total liabilities and stockholders’ equity	546,284	(434)	545,850

SCHEDULE B (continued)
The tables below summarize the restated results for each of the fiscal quarters for the fiscal year ended June 30, 2008:

	For the three months ended September 30, 2007
	(in thousands, except share data)
	As Previously
	Reported	Adjustment	As Restated
Consolidated Statement of Operations Data:
Royalty revenue	$12,817	$(314)	$12,503
Net income	5,762	(224)	5,538
Basic earnings per share	$0.20	$(0.01)	$0.19

	For the three months ended December 31, 2007
	(in thousands, except share data)
	As Previously
	Reported	Adjustment	As Restated
Consolidated Statement of Operations Data:
Royalty revenue	$15,396	$(686)	$14,710
Net income	5,065	(455)	4,610
Basic earnings per share	$0.13	$(0.02)	$0.11

	For the three months ended March 31, 2008
	(in thousands, except share data)
	As Previously
	Reported	Adjustment	As Restated
Consolidated Statement of Operations Data:
Royalty revenue	$19,516	$(785)	$18,731
Net income	7,420	(531)	6,889
Basic earnings per share	$0.12	$(0.01)	$0.11

	For the three months ended June 30, 2008
	(in thousands, except share data)
	As Previously
	Reported	Adjustment	As Restated
Consolidated Statement of Operations Data:
Royalty revenue	$21,664	$(1,311)	$20,353
Net income	7,860	(854)	7,006
Basic earnings per share	$0.23	$(0.02)	$0.21

Note:	Basic earnings per share may not add to annual totals due to rounding.